Rule 424(b)(2)
                                             Registration Number 333-2546


                  PROSPECTUS SUPPLEMENT DATED FEBRUARY 28, 1997


                           Regency Realty Corporation

                                1,475,178 Shares
                                  Common Stock


   All of the shares of Common Stock offered hereby are being sold directly by Regency Realty Corporation (the "Company") pursuant to the terms of a Stock Purchase Agreement dated as of June 11, 1996, by and among the Company, Security Capital Holdings S.A. and Security Capital U.S. Realty, as amended. The shares are being sold at a price of $17.625 per share. Substantially all the aggregate proceeds of $26.0 million will be contributed by the Company to a subsidiary for contribution in turn to a limited partnership that has been formed to acquire substantially all the assets of Branch Properties, L.P. ("Branch"). The partnership will use the funds to repay borrowings encumbering shopping centers being acquired from Branch and to pay transaction costs incurred in connection with the acquisition.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.